Exhibit 99.1

Satish Maripuri selected for New Regional Managing Director Mission in Asia Pacific Region

Solera Holdings, Inc. (NYSE: SLH), the leading provider of software and services to the automobile insurance claims processing industry, today announced that, after qualifying in the Executive Pre-Deployment Program over the last six months, Satish Maripuri has been selected as Regional Managing Director for Asia Pacific.

Satish joined Solera last October and entered the Executive Pre-Deployment Program, qualifying himself through the execution of the Chief of Staff Mission. This role gave Satish the opportunity to work side-by-side with Solera’s executive team to learn the Solera Way.

“We are excited to assign Satish to this next mission. We are confident that he will utilize what he has learned about the Solera Way and our operating model to accelerate and advance our strategy in China, Korea, and Singapore as well as our future geographic expansion in Asia. This is another step in our increasing commitment to invest in this important region. In addition, we are hopeful that, upon the successful completion of this mission, Satish will be assigned to additional growth opportunities within the Solera executive team,” said Tony Aquila, founder, chairman and CEO of Solera.

Independent sources estimate that Asia will: continue 4.5% to 9.5% GDP growth; account for more than one-half of the growth of the worldwide car parc by the year 2020, growing from 113 million personal vehicles in 2010 to 260 million by 2020; and, excluding Japan and India, experience an increase in personal vehicle density per legal age drivers from today’s rate of 55 vehicles per thousand legal age drivers to 91 vehicles per thousand legal age drivers by 2020. Additionally, Asia OEMs accounted for approximately 45% of global vehicle production in 2010.

“Solera’s pre-deployment program has been a professional challenge and an accretive experience to learn the Solera principles and qualify myself in the Solera Way. The experience has been invaluable, and I am ready to take on this mission,” said Satish Maripuri.

Today, Solera also announced that John Giamatteo will be leaving the company. Mr. Giamatteo’s last day of employment with Solera will be March 31, 2011, and Mr. Giamatteo will thereafter provide transition services to Solera as a consultant until May 15, 2011.

“It was a difficult decision to determine who will advance in the next phase of Solera’s executive development. We thank John for his efforts and wish him the best for the future,” said Aquila.

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about our expectations regarding the execution of our strategy and our planned geographic expansion in Asia and statements about Asia’s growth prospects. These statements are based on our current expectations, estimates and assumptions and third-party data and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, global economic conditions, our sales cycle, seasonality and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate our acquired businesses; effects of competition on our software and service pricing and our business; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; our dependence on a limited number of key personnel; and effects of system failures or security breaches on our business and reputation. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2010. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.

Kamal Hamid, Investor Relations of Solera Holdings, Inc.,

+1-858-946-1676,

kamal.hamid@solerainc.com